PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: Jason Rando The Ruth Group (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Reports Third Quarter 2010 Financial Results

Third Quarter 2010 and Recent Highlights:
•	Revenue increased 5% over previous year and 3% sequentially
•	Closed $200 million credit facility to support growth and diversification
•	Expects fourth quarter revenue of $95 to $99 million and EPS of $0.14 to $0.18

WARSAW, Ind., November 4, 2010 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced third quarter 2010 financial results for the three-month period ended October 2, 2010.

	Third Quarter			Vs Prior Quarter
(in millions, except share data)	2010	2009	Change	3Q'10	2Q'10	Change
Revenue	$91.5	$87.2	5%	$91.5	$88.8	3%
Operating Income	7.5	10.4	-28%	7.5	7.8	-4%
Net Income	3.6	5.4	-33%	3.6	4.5	-20%
EPS	$0.10	$0.15	-33%	$0.10	$0.13	-23%

Non-GAAP*
Operating Income*	7.6	11.1	-32%	7.6	8.1	-6%
Net Income*	3.6	5.9	-39%	3.6	4.7	-23%
EPS*	$0.10	$0.16	-38%	$0.10	$0.13	-23%

Revenue by Product:
Instruments	$36.0	$41.3	-13%	$36.0	$35.4	2%
Implants	28.3	24.2	17%	28.3	28.5	-1%
Cases	21.5	16.4	31%	21.5	19.8	9%
Other	5.7	5.3	8%	5.7	5.1	12%
Total Revenue	$91.5	$87.2	5%	$91.5	$88.8	3%

* Excludes facility consolidation and severance costs incurred in 2010 and 2009. See "Non-GAAP Measures" below.

Revenue for the third quarter 2010 was $91.5 million, up 5.1% compared to $87.2 million in the same period last year and up 3.1% on a sequential basis from $88.8 million in the second quarter 2010.  The year-over-year and sequential revenue growth reflects improved customer demand in the Company’s orthopedic and medical device businesses. Sequential revenue growth also reflects the positive impact from foreign exchange rates during the quarter.

Gross profit for the third quarter 2010 was $19.8 million, compared to $21.7 million in the same period last year and $20.4 million in the second quarter 2010.  Gross margin percentage for the third quarter 2010 was 21.7%, compared to 24.9% in the same period last year and 22.9% for the second quarter 2010.  The year-over-year and sequential decline in gross margin was a result of extra costs required to support customer deliveries. Such additional costs are note expected to recur in the fourth quarter.

Selling, general and administrative expenses in the third quarter 2010 were $12.2 million, compared to $10.6 million in the same period last year and essentially flat on sequential basis from $12.3 million in the second quarter 2010.  Selling, general and administrative expenses in the third quarter 2010 included $0.9 million of unanticipated expenses primarily related to medical benefits. Since the third quarter of 2009, the company has also increased, as planned, the investment in the distribution sales force and increased new product development.  Facility closure and severance costs were $0.1 million in the third quarter of 2010, compared to $0.7 million in the same period last year and $0.3 million in the second quarter of 2010.

Operating income for the third quarter 2010 was $7.5 million, compared to $10.4 million in the same period last year and $7.8 million in the second quarter 2010. Operating margin for the third quarter 2010 was 8.2%, compared to 12.0% in the same period last year and 8.7% in the second quarter 2010. Excluding expenses related to facility consolidation and employee severance payments referenced above, operating income for the third quarter 2010 was $7.6 million, compared to $11.1 million in the same period last year and $8.1 million in the second quarter 2010.

The third quarter 2010 included a non-cash gain of $0.4 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash gain for the interest rate derivative of $0.2 million in the third quarter 2009.

Income tax expense for the third quarter 2010 was $2.1 million, compared to a tax expense of $2.9 million for the third quarter of 2009.

Net income for the third quarter 2010 was $3.6 million, or $0.10 per diluted share, compared to $5.4 million, or $0.15 per diluted share, in the same period last year and $4.5 million, or $0.13 per diluted share, in the second quarter of 2010. Excluding the facility consolidation and employee severance payments referenced above, net income for the third quarter 2010 was $3.6 million, or $0.10 per diluted share, compared to $0.16 in the same period last year and $0.13 in the second quarter 2010.

The weighted average number of diluted shares outstanding during the third quarter of 2010 was 35,869,760.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Third quarter volume in our core orthopedic and medical device businesses was in line with our expectations and reflected continued improvement in customer orders. Offsetting these increases were higher manufacturing costs and unanticipated medical related expenses. The manufacturing costs included extra outsourcing to offset equipment break downs and heightened pressure on quality and regulatory requirements, both of which were necessary to provide our customers with the required level of service that is imperative to Symmetry’s business. This resulted in lower gross margins for the third quarter. However, we believe the impact will be isolated to the third quarter and we are already back on track to achieving incremental operational efficiency. Accordingly, we are forecasting the best quarter of the year in the fourth quarter.

Mr. Moore continued, “In addition, we recently closed on a new $200 million credit facility that includes a $100 million accordion feature. This facility provides us with ample resources to strategically invest in growth initiatives and opportunities to diversify our business.”

Financial Guidance
The following forward-looking estimates regarding 2010 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the fourth quarter 2010, the Company anticipates revenue to be in a range of $95 million to $99 million and earnings per share to be in a range of $0.14 to $0.18.  This guidance is based on current customer inventory levels, expected customer product launch activity, expected positive impact from foreign exchange rates, and an anticipated sequential improvement in operational efficiency compared to the third quarter 2010.

Accordingly, for the full year 2010, the Company is increasing revenue guidance to a range of $360 million to $364 million, up from the previously announced range of $340 million to $350 million. For the full year 2010, the Company is updating its earnings per share guidance to a range of $0.41 to $0.45, compared to the previously announced range of $0.45 to $0.50.

Conference Call
Symmetry Medical will host a conference call to discuss third quarter 2010 financial results at 8:00 a.m. ET on November 4, 2010. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 783-2139 for domestic callers and (857) 350-1598 for international. The reservation number for both is 30602751. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through February 4, 2010. In addition, a telephonic replay of the call will be available until November 18, 2010. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 80710458.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility consolidation and severance costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ the ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$91,538	$87,164	$264,856	$289,540
Cost of Revenue	71,708	65,441	207,627	216,488

Gross Profit	19,830	21,723	57,229	73,052
Selling, general and administrative expenses	12,248	10,587	37,124	37,007
Facility closure and severance costs	57	702	917	864

Operating Income	7,525	10,434	19,188	35,181
Other (income)/expense:
Interest expense	1,504	1,666	4,565	5,050
Derivatives valuation gain	(389)	(178)	(1,177)	(746)
Other	715	687	796	379

Income before income taxes	5,695	8,259	15,004	30,498
Income tax expense	2,123	2,851	5,322	9,268

Net income	$3,572	$5,408	$9,682	$21,230

Net income per share:
Basic	$0.10	$0.15	$0.27	$0.60

Diluted	$0.10	$0.15	$0.27	$0.59

Weighted average common shares and equivalent shares outstanding:
Basic	35,456	35,326	35,449	35,301
Diluted	35,870	35,620	35,802	35,498

Symmetry Medical Inc.
Consolidated Balance Sheets

	October 2,	January 2,
	2010	2010
	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$13,869	$14,219
Accounts receivable, net	48,322	38,221
Inventories	72,422	62,301
Refundable income taxes	2,904	3,048
Deferred income taxes	4,822	5,816
Other current assets	3,922	3,648

Total current assets	146,261	127,253
Property and equipment, net	108,068	113,369
Goodwill	153,983	153,813
Intangible assets, net of accumulated amortization	40,418	42,729
Other assets	1,347	1,181

Total Assets	$450,077	$438,345

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$27,765	$19,494
Accrued wages and benefits	7,863	7,607
Other accrued expenses	3,231	5,113
Accrued income taxes	196	257
Deferred income taxes	-	78
Revolving line of credit	2,415	3,320
Derivative valuation liability	1,893	-
Current portion of capital lease obligations	451	529
Current portion of long-term debt	1,424	20,400

Total current liabilities	45,238	56,798
Accrued Income Taxes	6,534	6,362
Deferred income taxes	17,211	17,646
Derivative valuation liability	-	2,982
Capital lease obligations, less current portion	2,540	2,887
Long-term debt, less current portion	86,675	69,200

Total Liabilities	158,198	155,875

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued October 2, 2010--35,942; January 2, 2010--35,840	4	4
Additional paid-in capital	278,985	278,176
Retained earnings	9,959	277
Accumulated other comprehensive income (loss)	2,931	4,013

Total Shareholders' Equity	291,879	282,470

Total Liabilities and Shareholders' Equity	$450,077	$438,345

Reconcilitation of Non-GAAP Financial Measures

	Three Months Ended
	October 2,	July 3,	October 3,
	2010	2010	2009
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$7,525	$7,751	$10,434
Facility closure and severance costs	57	340	702

Operating Income excluding facility closure and severance costs	$7,582	$8,091	$11,136

Net Income, as reported	$3,572	$4,479	$5,408
Facility closure and severance costs	37	221	457

Net Income excluding facility closure and severance costs	$3,609	$4,700	$5,865

Earning per diluted share	$0.10	$0.13	$0.15
Impact of facility closure and severance costs per diluted share	-	-	0.01

Earning per diluted share, excluding facility closure and severance costs	$0.10	$0.13	$0.16